UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

January 30, 2013

Date of Report (Date of earliest event reported)

WESTERN GAS EQUITY PARTNERS, LP

(Exact name of Registrant as specified in its charter)

Delaware	001-35753	46-0967367
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

1201 Lake Robbins Drive

The Woodlands, Texas 77380-1046

(Address of principal executive offices)

(832) 636-6000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective January 30, 2013, Craig W. Stewart and Thomas R. Hix were elected to the Board of Directors of Western Gas Equity Holdings, LLC (the “General Partner”), the general partner of Western Gas Equity Partners, LP (the “Partnership”). Each of Messrs. Stewart and Hix were also elected as members of the Audit Committee and Special Committee of the General Partner’s Board of Directors.

There is no arrangement or understanding between Mr. Stewart or Mr. Hix and any other persons pursuant to which they were elected as directors, and there are no relationships between either Mr. Stewart or Mr. Hix and the Partnership or the General Partner that would require disclosure pursuant to Item 404(a) of Regulation S-K. In connection with their election to the Board, each of Messrs. Stewart and Hix received a phantom unit grant under the Western Gas Equity Partners, LP 2012 Long-Term Incentive Plan (the “LTIP”) with a value of $125,000, which will fully vest on the first anniversary of the date of grant. Each of Messrs. Stewart and Hix will receive an annual retainer of $60,000 for his services on the Board of Directors, and beginning in 2014 will be eligible to receive an annual grant of phantom units with a value of $70,000 to the extent he continues to serve on the Board. The annual grant will be made pursuant to the terms of the LTIP and will fully vest on the first anniversary of the date of grant. Each of Messrs. Stewart and Hix also entered into an indemnification agreement with the General Partner, the form of which has been previously filed.

The press release announcing the election of Messrs. Stewart and Hix has been filed as Exhibit 99.1 to this report and is incorporated by reference herein.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits

Exhibit Number	Description of the Exhibit

99.1	Press release dated February 4, 2013

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WESTERN GAS EQUITY PARTNERS, LP

	By:	Western Gas Equity Holdings, LLC, its general partner

Date: February 4, 2013	By:	/s/ Philip H. Peacock
Philip H. Peacock
Vice President, General Counsel and Corporate Secretary

EXHIBIT INDEX

Exhibit Number	Description of the Exhibit

99.1	Press release dated February 4, 2013

Exhibit 99.1

WESTERN GAS EQUITY HOLDINGS, LLC

NAMES INDEPENDENT DIRECTORS

HOUSTON, Feb. 4, 2013 (Business Wire) – Western Gas Equity Holdings, LLC, the general partner of Western Gas Equity Partners, LP (NYSE: WGP), announced today that Thomas R. Hix and Craig W. Stewart have been appointed to its Board of Directors. With the addition of these independent directors, the company now has eight directors, three of whom are independent. Messrs. Hix and Stewart will both also serve on the company’s Audit Committee and its Special Committee.

Mr. Hix is the former Senior Vice President of Finance and Chief Financial Officer of Cameron International Corporation, an oil and gas products and services company. He is a director of Rowan Companies plc, a London-based offshore drilling contractor, serving as Chairman of its Compensation Committee and a member of its Audit and Executive Committees. He is also a director of Health Care Services Corporation, and previously served as a director of TODCO from 2004 until its acquisition in 2007 and as a director of El Paso Corporation from 2004 until its acquisition in 2012.

Mr. Stewart is the Executive Chairman of RMP Energy Inc., an oil and gas exploration and production company based in Calgary. He previously served as the President and Chief Executive Officer and a director of RMP Energy and three other oil and gas companies. He has over two decades of executive- and board-level experience in the oil and gas industry.

“We are very pleased to add two highly qualified independent directors to our board,” said Robert G. Gwin, the Chairman of the Board of Western Gas Equity Holdings, LLC. “They each have enjoyed long and successful careers in the oil and gas industry, and will bring valuable strategic, financial and management experience to the board. We are confident that they will make significant contributions to the governance of the company and to its continued success.”

Western Gas Equity Partners, LP is a master limited partnership formed by Anadarko Petroleum Corporation (NYSE: APC) to own the general partner of Western Gas Partners, LP (NYSE: WES) and a substantial limited partner interest in WES, including all of WES’s incentive distribution rights. WES is a growth-oriented master limited partnership formed by APC to own, operate, acquire and develop midstream energy assets.

SOURCE: Western Gas Equity Partners, LP

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Western Gas Equity Partners, LP

Benjamin Fink, CFA, 832-636-6010

SVP, Chief Financial Officer & Treasurer

benjamin.fink@westerngas.com